Filed pursuant to Rule 424(b)(3)

Registration No. 333-188970

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated June 13, 2013

16,978,735 Shares of Common Stock

This prospectus supplement no. 1 supplements the prospectus dated June 13, 2013, relating to the offering and resale by the selling stockholders of up to 16,978,735 shares of our common stock, par value $0.001 per share, including 4,378,438 shares of our common stock the selling stockholders may acquire upon exercise of warrants. These shares and warrants were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders may sell the shares as set forth in the prospectus under “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 74 of the prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 24, 2013.

We may amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto, carefully before you make your investment decision. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any supplements and amendments thereto.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investment in our common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 24, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 23, 2013

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center Suite 180 Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

303B College Road East, Princeton, New Jersey 08540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, the Company’s board of directors appointed Michael R. Dougherty as a director of the Company. Mr. Dougherty has 30 years’ experience in the biopharmaceuticals industry. From May 2012 to October 2012, Mr. Dougherty served as chief executive officer of Kalidex Pharmaceuticals, Inc., a privately held development-stage biopharmaceutical company seeking to develop antibiotics. Mr. Dougherty served as senior vice president from 2002 to 2006 and as president and chief executive officer from 2006 to 2011 of Adolor Corporation, a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain and pain management products. From 2000 to 2002, Mr. Dougherty served as president and chief operating officer of Genomics Collaborative, Inc., a privately held functional genomics company. From 1993 to 2000, he held executive positions, including as president and chief executive officer, with Genaera Corporation, formerly Magainin Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease, cancer and respiratory disease. He served in various financial positions, including as senior vice president and chief financial officer of Centocor, Inc., a multi-national biopharmaceutical company, from 1983 to 1993.

Mr. Dougherty currently serves on the boards of directors of the following public companies: ViroPharma Incorporated (Nasdaq:VPHM); Biota Pharmaceuticals, Inc. (Nasdaq:BOTA); and Cempra, Inc. (Nasdaq:CEMP). He also serves on the board of AltheRx Pharmaceuticals, a privately held company. Mr. Dougherty graduated with a B.S. from the College of Commerce and Finance, Villanova University in 1980.

On July 23, 2013, Mr. Dougherty was granted an option to purchase 28,000 shares of the Company’s common stock at an exercise price of $3.116 per share.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release Dated July 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: July 24, 2013

Exhibit 99.1

CELATOR® PHARMACEUTICALS APPOINTS MICHAEL R. DOUGHERTY TO BOARD OF DIRECTORS

Ewing, N.J. – (July 24, 2013) – Celator Pharmaceuticals, Inc., a pharmaceutical company developing new and more effective therapies to treat cancer, today announced the appointment of Michael R. Dougherty to its Board of Directors, effective immediately.

“Mike is a highly skilled life sciences veteran with insight and expertise in strategy, finance and operations,” said Scott Jackson, chief executive officer of Celator. “These skills will prove extremely valuable as we continue to build the company.”

Mr. Dougherty was previously President and Chief Executive Officer of Adolor Corporation, and has held senior leadership positions at several life science companies, including Kalidex Pharmaceuticals, Inc., Genomics Collaborative, Inc., Genaera Corporation, formerly Magainin Pharmaceuticals, Inc., and Centocor, Inc. He is currently a member of the Board of Directors at ViroPharma Incorporated, Biota Pharmaceuticals, Inc., Cempra, Inc., and AltheRx Pharmaceuticals.

“I am excited to join the Celator Board of Directors and look forward to supporting the advancement of the company as it develops CPX-351 and other future product candidates based on the company’s proprietary technologies,” said Mr. Dougherty.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is a pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, the company’s proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. The company pipeline includes two clinical stage products, CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia and CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; and preclinical stage product candidates, including CPX-571 (a liposomal formulation of irinotecan:cisplatin), and the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. For more information, please visit the company’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

1

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator’s Form 10-K for the year ended December 31, 2012 and other filings by the company with the U.S. Securities and Exchange Commission.

# # #

Media Contact:

Mike Beyer

Sam Brown Inc.

(773) 463-4211

beyer@sambrown.com

2